Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

(To Prospectus dated December 8, 2025,

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY MLI-1

dated December 8, 2025)

235,000 Units $10 principal amount per unit CUSIP No. 09711V805	Pricing Date Settlement Date Maturity Date	April 24, 2026 May 1, 2026 May 1, 2028

BofA Finance LLC

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Maturity of approximately two years, if not called prior to maturity

■Automatic call of the notes at $12.725 per unit if the Underlying Fund is flat or increases above 100.00% of the Starting Value on the Call Observation Date

■The Call Observation Date will occur approximately one year after the pricing date

■If the notes are not called, at maturity:

■150.00% leveraged upside exposure to increases in the Underlying Fund

■A positive return equal to the absolute value of the percentage decline in the value of the Underlying Fund only if the Underlying Fund  does not decline by more than 30.00% (e.g., if the negative return of the Underlying Fund is -5.00%, you will receive a positive return of +5.00%)

■If the Underlying Fund declines by more than 30.00% from the Starting Value, 1-to-1 downside exposure to decreases in the Underlying Fund from the Starting Value, with up to 100.00% of your principal at risk

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■No periodic interest payments

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, page PS-4 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.725 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.000	$2,350,000
Underwriting discount(1)	$0.125	$29,375
	$0.050	$11,750
Proceeds, before expenses, to BofA Finance	$9.825	$2,308,875

(1)The underwriting discount reflects a sales commission of $0.125 per unit and a structuring fee of $0.050 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

April 24, 2026

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

Summary

The Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance's other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes will be automatically called at the Call Amount if the Observation Value of the Market Measure, which is the iShares® Silver Trust (the “Underlying Fund”), is equal to or greater than the Call Value on the Call Observation Date. No further amounts will be payable with respect to the notes following an automatic call. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value of the Market Measure is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive a return equal to the absolute value of the percentage decline in the Market Measure from the Starting Value to the Ending Value (e.g. if the negative return of the Market Measure is -5.00%, you will receive a positive return of +5.00%). If the Ending Value is less than the Threshold Value, your notes are subject to 1-to-1 downside exposure to decreases in the Underlying Fund from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amount and the Call Premium) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.

Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)	Call Settlement Date:

Approximately the fifth business day following the Call Observation Date, subject to postponement if the Call Observation Date is postponed, as described on page PS-25 of the accompanying product supplement.

Guarantor:	Bank of America Corporation (“BAC”)	Call Premium:	$2.725 per unit if called on the Call Observation Date (which represents a return of 27.25% over the principal amount).
Principal Amount:	$10.00 per unit	Ending Value:

The Closing Market Price of the Market Measure on the Final Calculation Day, multiplied by its Price Multiplier as of that day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-26 of the accompanying product supplement.

Term:	Approximately two years, if not called	Threshold Value:	$48.15 (70.00% of the Starting Value, rounded to two decimal places).
Market Measure:	The iShares® Silver Trust (Bloomberg symbol: "SLV")	Participation Rate:	150.00%.
Starting Value:	$68.79	Final Calculation Day / Maturity Valuation Period:	April 24, 2028
Observation Value:	The Closing Market Price of the Market Measure on the Call Observation Date, multiplied by its Price Multiplier as of that day.	Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-32 of the accompanying product supplement.
Call Observation Date:

May 3, 2027. The Call Observation Date is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-25 of the accompanying product supplement.

		Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page.
Call Value:	$68.79 (100.00% of the Starting Value.)	Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Call Amount (per Unit):	$12.725 if called on the Call Observation Date.
Event of Default:	Events of default are defined in the senior indenture. Subject to the below paragraph, if such event occurs and is continuing, the amount payable to a holder of
Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-2

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “Determining Payment on the Notes—Redemption Amount Determination” determined as if the date of acceleration were the maturity date of the notes and as if the Final Calculation Day were the fifth Market Measure Business Day prior to the date of acceleration.

If, however, an event of default occurs on or prior to the final Call Observation Date, then the payment on the notes will be determined as described in “Determining Payment on the Notes—Automatic Call Provision” as if the next scheduled Call Observation Date were the fifth Market Measure Business Days prior to the date of acceleration, provided that the applicable Observation Value as of that date is greater than or equal to the Call Value. In such case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the notes and the date of acceleration. For the avoidance of doubt, if the Observation Value of the Market Measure as of that date is less than the Call Value, the payment on the notes will be calculated as set forth in the prior paragraph.

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Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on the Call Settlement Date if the Observation Value on the Call Observation Date is equal to or greater than the Call Value. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Is the Ending Value greater than the Starting Value?

Yes → You will receive per unit:

$$\$10 + \left[\$10 \times \text{Participation Rate} \times \left(\frac{\text{Ending Value} - \text{Starting Value}}{\text{Starting Value}}\right)\right]$$

No ↓

Is the Ending Value greater than or equal to the Threshold Value?

Yes → You will receive per unit:

$$\$10 + \left[\$10 \times \left(\frac{\text{Starting Value} - \text{Ending Value}}{\text{Starting Value}}\right)\right]$$

No ↓

You will receive per unit:

$$\$10 - \left[\$10 \times \left(\frac{\text{Starting Value} - \text{Ending Value}}{\text{Starting Value}}\right)\right]$$

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value.

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Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

The terms and risks of the notes are contained in this term sheet and in the following:

●Product supplement EQUITY MLI-1 dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525311325/d19794d424b2.htm

●Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You are willing to receive a return on your investment capped at the Call Premium if the Observation Value is equal to or greater than the Call Value.

■You anticipate that the notes will be automatically called or that the Underlying Fund will either increase from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is at or above the Threshold Value.

■You are willing to risk a loss of principal and return if the notes are not automatically called and the Underlying Fund decreases from the Starting Value to an Ending Value that is below the Threshold Value.

■You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

■You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the assets held by the Underlying Fund.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

■You want to hold your notes for the full term.

■You believe that the notes will not be automatically called, the Underlying Fund will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

■You seek principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on shares of the Underlying Fund or the assets held by the Underlying Fund.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

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Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values. The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Call Observation Date.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier

This graph reflects the returns on the notes, based on the Participation Rate of 150.00% and the Threshold Value of 70% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Call Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 70, the Participation Rate of 150.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, whether the notes are called on the Call Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Underlying Fund” section below. The Observation Value and the Ending Value will not include any income generated by dividends paid on the Underlying Fund , which you would otherwise be entitled to receive if you invested in the Underlying Fund. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
69.00	-31.00%	$6.90	-31.00%
70.00(1)	-30.00%	$13.00	30.00%
80.00	-20.00%	$12.00	20.00%
90.00	-10.00%	$11.00	10.00%
95.00	-5.00%	$10.50	5.00%
97.00	-3.00%	$10.30	3.00%
100.00(2)	0.00%	$10.00	0.00%
110.00	10.00%	$11.50	15.00%
120.00	20.00%	$13.00	30.00%
130.00	30.00%	$14.50	45.00%
140.00	40.00%	$16.00	60.00%
150.00	50.00%	$17.50	75.00%

(1)This is the hypothetical Threshold Value.

(2)The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is set forth on page TS-2.

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Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 60.00, or 60.00% of the Starting Value:
Starting Value:100.00
Threshold Value:70.00
Ending Value:60.00
= $6.00 Redemption Amount per unit
Example 2
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value:100.00
Threshold Value:70.00
Ending Value:90.00

= $11.00 Redemption Amount per unit, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Underlying Fund.

Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:100.00
Ending Value:110.00
= $11.50 Redemption Amount per unit

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Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of the product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the notes are not automatically called and the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount of your notes.

■Your potential for a positive return based on the depreciation of the Underlying Fund is limited. The benefit of the absolute value return feature applies only if the notes are not called and the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 70.00% of the Starting Value, any positive return due to the depreciation of the Underlying Fund will be limited to 30.00%. Any decline in the Ending Value from the Starting Value by more than 30.00% will result in a loss, rather than a positive return, on the notes.

■Payments on the notes will not reflect changes in the value of the Underlying Fund other than on the Call Observation Date or the Final Calculation Day. As a result, even if the price of the Underlying Fund increases during the term of the notes, you will not receive the Call Amount if the Observation Value on the Call Observation Date is less than the Call Value. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the price of the Underlying Fund was always greater than the Threshold Value prior to such Final Calculation Day.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■If the notes are called, your investment return is limited to the return represented by the Call Premium. If, on the Call Observation Date, the Observation Value is greater than or equal to the Call Value, we will automatically call the notes. If the notes are automatically called, your return will be limited to the Call Premium, regardless of the extent of the increase in the value of the Underlying Fund.

■If the notes are called, you will be subject to reinvestment risk.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■Your investment return may be less than a comparable investment directly in the Underlying Fund or the assets held by the Underlying Fund.

■We are a finance subsidiary and, as such, will have limited assets and operations.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Fund, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-12. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your

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Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Fund, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in the Underlying Fund or the assets held by the Underlying Fund) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■The sponsor and the trustee of the Underlying Fund may adjust the Underlying Fund in a way that could adversely impact the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

■You will have no rights of a holder of the Underlying Fund or the assets held by the Underlying Fund, and you will not be entitled to receive the assets held by or dividends or other distributions on the Underlying Fund.

■There are liquidity and management risks associated with the Underlying Fund.

■The performance of the Underlying Fund may not correlate with the performance of the assets held by the Underlying Fund as well as the net asset value per share or unit of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares or units of the Underlying Fund and/or the assets held by the Underlying Fund may be adversely affected, sometimes materially.

■If the liquidity of the assets held by the Underlying Fund is limited, the price of the Underlying Fund, and therefore, the return on the notes, may be adversely affected.

■The payments on the notes will not be adjusted for all events that could affect the Underlying Fund. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on PS-41 of the accompanying product supplement.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Additional Risk Factors

The performance of the Underlying Fund may be adversely influenced by silver prices, which may change unpredictably and adversely affect the value of the notes in unforeseeable ways.

The Underlying Fund primarily holds silver. Although the price of the Underlying Fund is not necessarily representative of silver prices, the price of the Underlying Fund may be adversely affected by silver prices. Those prices are subject to volatile price movements over short periods of time, represent trading in commodities markets, which are substantially different from equities markets, and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is generally quoted), interest rates and silver borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events.

Silver prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold silver, levels of silver production and production costs, and short-term changes in supply and demand because of trading activities in the silver markets. It is not possible to predict the aggregate effects of all or any combination of these factors. Any negative developments with respect to these factors may have an adverse effect on silver prices and, as a result, on the price of the Underlying Fund. In addition, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting silver prices than a different investment linked to a more broadly diversified group of commodities. All of these factors could adversely affect the price of the Underlying Fund and, therefore, the return on the notes.

There are risks associated with commodities trading on the London Bullion Market Association.

The investment objective of the Underlying Fund is to reflect generally the price of silver before the payment of its expenses and liabilities. The price of silver is determined by the London Bullion Market Association (the “LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making

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Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver price as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures market, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA silver price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA silver price. All of these factors could adversely affect the price of the Underlying Fund and, therefore, the return on the notes.

The notes are subject to risks associated with silver.

The Underlying Fund seeks to reflect generally the performance of the price of silver, less the Underlying Fund’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

The Underlying Fund is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The Underlying Fund’s underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

The Underlying Fund is not an investment company or commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act of 1936, as amended.

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-10

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

The Underlying Fund

All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), the sponsor to the Underlying Fund. The consequences of the sponsor discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of the Notes – Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-35 of the accompanying product supplement.  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Underlying Fund or any successor fund.

The iShares® Silver Trust

The Underlying Fund trades under the ticker symbol “SLV” on NYSE Arca. iShares Delaware is the sponsor of the Underlying Fund. The Bank of New York Mellon is the trustee of the Underlying Fund, and JPMorgan Chase Bank, N.A., London branch is the custodian of the Underlying Fund.

The Underlying Fund seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the Underlying Fund consist primarily of silver held by the custodian on behalf of the Underlying Fund. The Underlying Fund issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the Underlying Fund are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The shares of the Underlying Fund represent units of fractional undivided beneficial interest in and ownership of the assets of the Underlying Fund. The Underlying Fund is a passive investment vehicle and the trustee of the Underlying Fund does not actively manage the silver held by the Underlying Fund. The trustee of the Underlying Fund sells silver held by the Underlying Fund to pay the Underlying Fund’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the Underlying Fund’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the Underlying Fund and is payable monthly in arrears. The trustee of the Underlying Fund will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of Underlying Fund expenses or liabilities not assumed by iShares Delaware.

Information provided to or filed with the SEC by the Underlying Fund pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at http:// ww w.sec.gov. According to the Underlying Fund’s prospectus, the Underlying Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder, the Underlying Fund is not a commodity pool within the meaning of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2016 through April 24, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On April 24, 2026, the Closing Market Price of the Underlying Fund was $68.79. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Underlying Fund

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-11

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Fund during any period set forth above is not an indication that the price of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-12

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and it will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent, in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-13

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund.  The related guarantees are BAC’s obligations. As is the case for all of our debt securities, including our and BAC’s respective market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors” beginning on page PS-4 and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-14

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier Linked to the iShares® Silver Trust, due May 1, 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Underlying Fund.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 76 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■In addition, there may exist a risk that an investment in the notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Leveraged Index Return Notes®” and “LIRNs®” are BAC’s registered service marks.

Autocallable Leveraged Index Return Notes® with Absolute Return Barrier	TS-15